UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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REGENXBIO Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REGENXBIO Inc.

9600 Blackwell Road, Suite 210

Rockville, MD 20850

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of REGENXBIO Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on May 24, 2017, at 9:00 a.m. local time at the Company’s offices located at 9714 Medical Center Drive, Rockville, Maryland 20850 for the following purposes:

1.	To elect Donald J. Hayden, Jr., A.N. “Jerry” Karabelas, Ph.D. and Daniel Tassé to serve as Class II directors until the 2020 annual meeting of stockholders;

2.	To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for the year ending December 31, 2017; and

3.	To transact any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 27, 2017 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection at the Company’s offices in Rockville, Maryland during normal business hours for a period of 10 days prior to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please vote by telephone or over the internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting. Instructions for voting are described in the Company’s proxy statement for the Annual Meeting, Notice of Internet Availability of Proxy Materials or proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2017:

The Company’s Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.proxyvote.com.

By Order of the Board of Directors,

Kenneth T. Mills President and Chief Executive Officer

Rockville, Maryland
April 13, 2017

i

REGENXBIO Inc.

9600 Blackwell Road, Suite 210

Rockville, MD 20850

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of REGENXBIO Inc., which will be held on May 24, 2017, at 9:00 a.m. local time at the Company’s offices located at 9714 Medical Center Drive, Rockville, Maryland 20850.

When this Proxy Statement refers to “REGENXBIO,” the “Company,” “we,” “us” or “our,” it is referring to REGENXBIO Inc.

We are making this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Annual Report”) available to stockholders at www.proxyvote.com. On or about April 13, 2017, we will begin mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review this Proxy Statement and the Annual Report. The Notice also instructs you how you may submit your proxy over the internet or via telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

Why am I receiving this Proxy Statement and a related proxy card?

You have received these proxy materials because you owned shares of REGENXBIO common stock as of March 27, 2017, the record date for the Annual Meeting (the “Record Date”), and our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement describes matters on which we would like you to vote at the Annual Meeting so that you can make an informed decision.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish our proxy materials over the internet to our stockholders by delivering the Notice in the mail. As a result, only stockholders who specifically request a printed copy of the Proxy Statement will receive one. Instead, the Notice instructs stockholders on how to access and review the Proxy Statement and Annual Report over the internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy via telephone or the internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.

How may I vote at the Annual Meeting?

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy via telephone or the internet. If you received a printed set of materials, you may also vote by mail by completing, signing, dating and returning the proxy card.

When you vote, regardless of the method used, you appoint Kenneth T. Mills, our President and Chief Executive Officer, and Patrick J. Christmas, our General Counsel, as your representatives (or proxyholders) at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if a matter that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 30,234,905 shares of the Company’s common stock outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of common stock) in connection with the matters set forth in this Proxy Statement.

A list of stockholders entitled to vote at the meeting will be available at the Annual Meeting and will be accessible for 10 days prior to the Annual Meeting at our principal place of business, 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, during ordinary business hours.

How do I vote?

If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. Stockholders of record may vote via the internet, telephone or mail (if you received a proxy card by mail) as described below. Stockholders also may attend the meeting and vote in person. If you hold shares in “street name” (i.e., you are the beneficial owner of shares held through a bank, broker or other nominee), please refer to your proxy card, the Notice or other information forwarded by your bank, broker or other nominee to see which voting options are available to you.

•	You may vote by using the internet. The address of the website for internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by telephone. The toll-free number for telephone voting is noted on the Notice and your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold shares in street name, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit a subsequent proxy via the internet, telephone or mail with a later date;

•	You may deliver a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850; or

•	You may attend the Annual Meeting and vote your shares in person. Simply attending the Annual Meeting without affirmatively voting will not, by itself, revoke your proxy.

If you hold your shares in street name, you must contact the bank, broker or other nominee holding your shares and follow their instructions for changing your vote.

How many votes do you need to receive in order to hold the Annual Meeting?

A quorum of stockholders is necessary to conduct business at the Annual Meeting. Pursuant to our Amended and Restated Bylaws (the “Bylaws”), a quorum will be present if a majority of the voting power of outstanding shares of the Company entitled to vote generally in the election of directors is represented in person or by proxy at the Annual Meeting. On the Record Date, there were 30,234,905 shares of common stock outstanding and entitled to vote. Thus, 15,117,453 shares must be represented by stockholders present at the Annual Meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting and vote in person. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the chairman of the meeting or the holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

What proposals will be voted on at the Annual Meeting?

The following table provides a description of the proposals that will be voted on at the Annual Meeting:

Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Elect Donald J. Hayden, Jr., A.N. “Jerry” Karabelas, Ph.D. and Daniel Tassé to serve as Class II directors until the 2020 annual meeting of stockholders	FOR	Plurality	No
Proposal 2: Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2017	FOR	Majority Votes Cast	Yes

Plurality means that the nominees for director receiving the greatest number of votes will be elected. Withheld votes and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) will have no effect on the election of a nominee.

Majority Votes Cast means that a proposal that receives an affirmative majority of the votes cast will be approved. Abstentions and broker non-votes will not be counted “For” or “Against” this proposal and will have no effect on this proposal.

Broker Discretionary Voting occurs when a broker does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal on which it is permitted to vote.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for Proposal 1 or Proposal 2.

If your shares are held in street name by your broker as your nominee, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under current broker voting rules, any election of a member of the Board, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. Proposal 1 is “non-discretionary” and therefore if you hold your shares through a broker, bank or other agent, your shares will not be voted on Proposal 1 unless you provide voting instructions to the record holder.

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the individuals named as proxies on the proxy card will have discretionary authority to vote the shares represented by proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee, the individuals named as proxies on the proxy card will not be able to vote your shares on any other business that comes before the Annual Meeting unless such individuals receive instructions from you with respect to such other business.

What happens if a director nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either:

•	reduce the number of directors that serve on the Board; or

•	designate a substitute nominee.

If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

What happens if I submit my proxy but do not provide voting instructions?

If you submit a proxy via telephone or the internet, or if you return a signed and dated proxy card without indicating instructions with respect to specific proposals, your shares will be voted as follows:

•	Proposal 1: “For” the election of each of Donald J. Hayden, Jr., A.N. “Jerry” Karabelas, Ph.D. and Daniel Tassé as Class II directors to serve a term of three years until our 2020 annual meeting of stockholders;

•	Proposal 2: “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

•	If any other matter is properly presented at the Annual Meeting, the proxyholders for shares voted on the proxy card (i.e., one of the individuals named as proxies on the proxy card) will vote your shares using their best judgment.

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership as of the Record Date and a form of photo identification, such as a valid driver’s license. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares in street name, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership.

All bags, briefcases and packages will be held at registration and will not be allowed in the Annual Meeting. We will not permit the use of cameras (including cell phones and other devices with photographic capabilities) or other recording devices in the meeting room.

Who is paying for this proxy solicitation?

The accompanying proxy is being solicited by the Board. In addition to this solicitation, directors and employees of the Company may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, the Company may also retain one or more third parties to aid in the solicitation of brokers, banks and institutional and other stockholders. We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What happens if the Annual Meeting is postponed or adjourned?

Unless the polls have closed or you have revoked your proxy, your proxy will still be in effect and may be voted once the Annual Meeting is reconvened. However, you will still be able to change or revoke your proxy with respect to any proposal until the polls have closed for voting on such proposal.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results are expected to be announced at the Annual Meeting. Final voting results will be reported on a Current Report on Form 8-K filed with the SEC no later than the fourth business day after the Annual Meeting.

How can I find the Company’s proxy materials on the internet?

This Proxy Statement and the Annual Report are available at our corporate website at www.regenxbio.com. You also can obtain copies without charge at the SEC’s website at www.sec.gov. Additionally, you may access these materials at www.proxyvote.com, which does not have “cookies” that identify visitors to the site.

How do I obtain a separate set of the Company’s proxy materials if I share an address with other stockholders?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address receive only one copy of the Notice. This practice, called “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the Notice, the Annual Report or this Proxy Statement mailed to you or receive separate copies of future mailings, please submit your request to the address or phone number that appears on your Notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies of proxy materials at the same address may wish to receive only one copy. If you would like to receive only one copy, please submit your request to the address or phone number that appears on your Notice or proxy card.

Can I receive future proxy materials electronically?

Yes. This Proxy Statement and the Annual Report are available on our investor relations website located at http://ir.regenxbio.com. Instead of receiving paper copies in the mail, stockholders can elect to receive an e-mail that provides a link to our future annual reports and proxy materials on the internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, will reduce the environmental impact of our annual meetings of stockholders and will give you an automatic link to the proxy voting site.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

Yes. The following requirements apply to stockholder proposals, including director nominations, for our 2018 annual meeting of stockholders:

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials

Stockholders interested in submitting a proposal (other than the nomination of directors) for inclusion in the proxy materials to be distributed by us for our 2018 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in the Company’s proxy materials, stockholder proposals must be received at our principal executive offices no later than the close of business on December 14, 2017, which is the 120th day prior to the first anniversary of the date that we released this Proxy Statement to our stockholders for the Annual Meeting. To be included in our proxy materials, your proposal also must comply with our Bylaws and Rule 14a-8 promulgated under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of our 2018 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for our 2018 annual meeting of stockholders. Such proposals should be sent to REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, Attention: Corporate Secretary.

Requirements for Stockholder Nomination of Director Candidates and Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials

Stockholders who wish to nominate persons for election to the Board at our 2018 annual meeting of stockholders or who wish to present a proposal at our 2018 annual meeting of stockholders, but who do not intend for such proposal to be included in the Company’s proxy materials for such meeting, must deliver written notice of the nomination or proposal to our Corporate Secretary at our principal executive offices no earlier than January 28, 2018, which is the 75th day prior to the first anniversary of the date we released this Proxy Statement to our stockholders for the Annual Meeting, and no later than February 27, 2018, which is the 45th day prior to the first anniversary of the date we released this Proxy Statement to our stockholders for the Annual Meeting. However, if we change the date of our 2018 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, such nominations and proposals must be received no later than the close of business on the later of (a) the 90th day prior to our 2018 annual meeting of stockholders and (b) the 10th day following the day we first publicly announce the date of our 2018 annual meeting of stockholders. The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in our Bylaws. If the stockholder does not also satisfy the requirements of Rule 14a-4 promulgated under the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the 2018 annual meeting of stockholders. Such nominations or proposals should be sent to REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, Attention: Corporate Secretary.

Copy of Amended and Restated Bylaws

You may request a copy of our Bylaws to be delivered to you at no charge by writing to the Company’s Corporate Secretary at REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, Attention: Corporate Secretary.

Whom should I call if I have any questions?

If you have any questions, would like additional Company proxy materials or proxy cards, or need assistance in voting your shares, please contact our investor relations department at REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, Attention: Investor Relations, by telephone at (240) 552-8181 or by e-mail at ir@regenxbio.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2017:

The Company’s Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

PROPOSAL 1:

ELECTION OF DIRECTORS

Under our Bylaws, the Board is divided into three classes of roughly equal size. The members of each class are elected to serve a three-year term with the term of office of each of the three classes ending in successive years. Pursuant to our Bylaws, the Board has fixed the current number of directors at eight. Donald J. Hayden, Jr., A.N. “Jerry” Karabelas, Ph.D. and Daniel Tassé are the three Class II directors whose terms expire at this Annual Meeting. Messrs. Hayden and Tassé and Dr. Karabelas have been nominated for election by the Board to serve until the 2020 annual meeting of stockholders or until their successors are elected (or until their earlier death, resignation or removal). It is our policy to encourage nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The three nominees receiving the highest number of “For” votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors at the Annual Meeting.

Shares represented by signed proxy cards will be voted on Proposal 1 “For” the election of Messrs. Hayden and Tassé and Dr. Karabelas to the Board at the Annual Meeting, unless otherwise marked on the card. If any of the Company’s director nominees becomes unavailable for election as a result of an unexpected occurrence, shares represented by proxy will be voted for the election of a substitute nominee designated by the current Board, unless otherwise marked on the card. Messrs. Hayden and Tassé and Dr. Karabelas, the Company’s three director nominees, have each agreed to serve as a director if elected. We have no reason to believe that any of the Company’s director nominees will be unable to serve if elected.

Nominees for Election as Class II Directors at the Annual Meeting

This year’s nominees for election to the Board as our Class II directors to serve for a term of three years expiring at the 2020 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal, are provided below. The age of each director as of April 13, 2017 is set forth below.

Name	Age	Positions and Offices Held with Company	Director Since
Donald J. Hayden, Jr.	61	Director, Chairman of the Board	2013
A.N. “Jerry” Karabelas, Ph.D.	64	Director	2015
Daniel Tassé	57	Director	2016

The following is additional information about each of the nominees as of the date of this Proxy Statement, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the nominees should serve as one of our directors.

Donald J. Hayden, Jr. has been a Director and Chairman of the Board since February 2013. From 1991 to 2006, Mr. Hayden held several executive positions with Bristol-Myers Squibb Company, a biopharmaceutical company, most recently serving as Executive Vice President and President, Americas. Mr. Hayden has served as Chairman of the board of directors at Insmed Incorporated, a publicly held biopharmaceutical company, since December 2010, Lead Independent Director at Amicus Therapeutics, Inc. (“Amicus”), a publicly held biotechnology company, since February 2010 and a director at Amicus since March 2006. He also has served as a director at Otsuka America Pharmaceutical, Inc., a privately held U.S. subsidiary of Otsuka Pharmaceutical Co., Ltd., since January 2010 and WindMIL Therapeutics, Inc., a privately held biotechnology company, since January 2017. Mr. Hayden served as Chairman of the board of directors at Vitae Pharmaceuticals, Inc. from March 2006 to October 2016, and as a director at Dimension Therapeutics, Inc., a gene therapy company, from

October 2013 to July 2015. Mr. Hayden holds a B.A. from Harvard University and an M.B.A. from Indiana University. Mr. Hayden has specific attributes that qualify him to serve as a member of the Board, including his broad experience in the biotechnology and pharmaceutical industry, his service chairing public and private company boards, his experience helping shape new technologies, products and markets and his experience leading health care businesses in the United States and internationally.

A.N. “Jerry” Karabelas, Ph.D. has been a Director since May 2015. Dr. Karabelas has been a Partner at Care Capital, LLC (“Care Capital”), a life sciences venture firm, since December 2001. Prior to joining Care Capital, Dr. Karabelas was Chairman at Novartis BioVentures Fund, which is owned by Novartis AG (“Novartis”), a provider of capital for life sciences companies across the biotech, medical devices and diagnostics industries, prior to which he was the Chief Executive Officer of Novartis Pharma AG, which is also owned by Novartis. Before joining Novartis, Dr. Karabelas was Executive Vice President, Worldwide Pharmaceuticals of SmithKline Beecham, where he was responsible for U.S. and European operations, regulatory and strategic marketing. Dr. Karabelas has served as a director at Valeant Pharmaceuticals International, Inc., a publicly held specialty pharmaceutical and medical device company, since June 2016, a director at Braeburn Pharmaceuticals, Inc., a privately held pharmaceutical company, since September 2015 and Chairman of the board of directors at Polyphor AG, a privately held pharmaceutical company, since June 2013. He served as Chairman of the board of directors at Inotek Pharmaceuticals Corporation from July 2012 to June 2016. In connection with his work at Care Capital, Dr. Karabelas has served on numerous boards of directors of pharmaceutical and therapeutics companies, including Renovo, plc, Vanda Pharmaceuticals, Inc. and NitroMed, Inc. Dr. Karabelas has also served as Chairman of the board of directors at SkyePharma, plc and Human Genome Sciences. Dr. Karabelas received a B.S. from the University of New Hampshire and a Ph.D. from the Massachusetts College of Pharmacy. Dr. Karabelas has specific attributes that qualify him to serve as a member of the Board, including his extensive experience in senior management positions at biopharmaceutical companies, his strong knowledge of strategic and regulatory issues, his insight into international operations and his international perspective on the life sciences industry and healthcare related issues.

Daniel Tassé has been a Director since August 2016. Mr. Tassé is currently the Chairman and Chief Executive Officer of Alcresta Therapeutics, a company developing and commercializing therapies for patients with gastrointestinal disorders associated with rare diseases. Mr. Tassé has served as a director at Bellerophon Therapeutics, Inc. (“Bellerophon”), a publicly held biopharmaceutical company, since December 2013, Indivior PLC, a London Stock Exchange publicly traded pharmaceutical company, since August 2014 and BioQ Pharma, a privately held pharmaceutical company, since December 2014. Prior to the acquisition of Ikaria Inc. (“Ikaria”) by Mallinckrodt Pharmaceuticals in April 2015, Mr. Tassé was President, Chief Executive Officer and Chairman of Ikaria and served as the Interim Chief Executive Officer and President of Bellerophon from February 2014 to June 2014. Previously, Mr. Tassé was the General Manager of the Pharmaceuticals and Technologies Business Unit of Baxter International, Inc., a healthcare company, and Vice President and Regional Director for Australasia at GlaxoSmithKline plc, a pharmaceutical company. Mr. Tassé was a member of the Health Section Governing Board of the Biotechnology Industry Organization, where he participated on the bioethics, regulatory environment and reimbursement committees. Additionally, Mr. Tassé was a member of the board of directors of the Pharmaceutical Research and Manufacturers of America, where he participated on the FDA and biomedical research committee. Mr. Tassé received a B.S. in biochemistry from the University of Montreal. Mr. Tassé has specific attributes that qualify him to serve as a member of the Board, including his extensive track record of business building in the healthcare industry, his strong background within critical care, his global management experience and his detailed knowledge of the life sciences industry.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE.

Continuing Directors Not Standing for Election

Certain information about those directors whose terms do not expire at the Annual Meeting is furnished below, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the directors should serve as one of our directors. The age of each director as of April 13, 2017 is set forth below.

Name	Age	Positions and Offices Held with Company	Director Since
Kenneth T. Mills	42	President, Chief Executive Officer and Director	2009
Daniel J. Abdun-Nabi	62	Director	2016
Luke M. Beshar	58	Director	2015
Allan M. Fox	69	Director	2009
David C. Stump, M.D.	67	Director	2015

Class I Directors (Terms Expire in 2019)

Daniel J. Abdun-Nabi has been a Director since August 2016. Mr. Abdun-Nabi has served as the President and Chief Executive Officer and as a director of Emergent BioSolutions Inc. (“Emergent”), a biopharmaceutical company, since April 2012. From May 2007 to March 2012, Mr. Abdun-Nabi served as Emergent’s President and Chief Operating Officer, and he held various other senior management positions at Emergent beginning in 2004. Mr. Abdun-Nabi served as general counsel for IGEN International, Inc. (“IGEN”), a biotechnology company, and its successor BioVeris Corporation, from September 1999 to May 2004. Prior to joining IGEN, Mr. Abdun-Nabi served as Senior Vice President, Legal Affairs, General Counsel and Secretary of North American Vaccine, Inc., a vaccine developer and manufacturer. Mr. Abdun-Nabi has served as a director at Aptevo Therapeutics Inc., a publicly held biotechnology company, since August 2016. He is the Chairman of the Maryland Life Sciences Advisory Board, which advises the Maryland Department of Commerce in growing the biotechnology industry in the state. Mr. Abdun-Nabi received an LL.M. in Taxation from Georgetown University Law Center, a J.D. from the University of San Diego School of Law and a B.A. in political science from the University of Massachusetts, Amherst. Mr. Abdun-Nabi’s qualifications to serve as a member of the Board include his extensive experience in senior management positions at biopharmaceutical companies, including his current position as Chief Executive Officer of a biopharmaceutical company, his prior service on public company boards and his demonstrated business judgment.

Allan M. Fox has been a Director since February 2009. Mr. Fox is the founding partner of FOXKISER, a firm committed to the strategic development of transformative innovations from biomedical research, which was formed in September 1986. Mr. Fox specializes in identifying business opportunities and improving competitive market positions. Through FOXKISER, he has participated in the formation and development of numerous ventures in the public and private sectors, including the founding of REGENXBIO and Dimension Therapeutics, Inc. Before forming FOXKISER, Mr. Fox co-led the establishment of the Washington office of the law firm of Kaye Scholer. While in the public sector, Mr. Fox served as Chief of Staff and Chief Legislative Assistant to U.S. Senator Jacob K. Javits of New York. He also served as Chief Counsel to the United States Senate Health and Scientific Research Subcommittee, chaired by Senator Edward M. Kennedy. Mr. Fox was a Fellow in Law, Science and Medicine at Yale Law School where he received an LL.M. degree. Mr. Fox also holds a J.D. and B.A. from Temple University. Mr. Fox has specific attributes that qualify him to serve as a member of the Board, including his broad experience in providing strategic advice to and investing in biotechnology companies throughout their life cycles, his expertise in identifying business opportunities and his prior service on private company boards.

Class III Directors (Terms Expire in 2018)

Luke M. Beshar has been a Director since April 2015. Mr. Beshar is a former Chief Financial Officer of various public and private companies and has more than 30 years of general and financial management experience. Mr. Beshar served as the Executive Vice President and Chief Financial Officer of NPS Pharmaceuticals, Inc. from November 2007 to February 2015 and as Executive Vice President and Chief Financial Officer of Cambrex Corporation, a life sciences company, from December 2002 to November 2007. Mr. Beshar began his career with Arthur Andersen & Co., an accounting firm, in 1980 and is a Certified Public Accountant. Mr. Beshar has served as a director and chair of the audit committee at Trillium Therapeutics Inc., a publicly held immuno-oncology company, since March 2014, a director at EnteraBio Ltd. (“EnteraBio”), a privately held biopharmaceutical company, since December 2015 and Executive Chairman of the board of directors at EnteraBio since December 2016. Mr. Beshar holds a B.S. degree in Accounting and Finance from Michigan State University and is a graduate of The Executive Program at the Darden Graduate School of Business at the University of Virginia. Mr. Beshar’s qualifications to serve as a member of the Board include his financial and managerial experience in the biotechnology and life sciences industries, including serving as Chief Financial Officer, his financial and accounting expertise and his prior service on public and private company boards.

Kenneth T. Mills has been our President, Chief Executive Officer and Director since March 2009. Mr. Mills was with FOXKISER, most recently as a Partner, from January 2007 to January 2015. Mr. Mills was previously the Chief Financial Officer and Vice President of Business Development at Meso Scale Diagnostics, a life sciences company, from January 2004 to December 2006 and was part of the original management team that established the company’s operations and financing strategy. From March 1997 to December 2003, Mr. Mills was employed at IGEN International, a medical diagnostics company, where he served as Director of Business Development up through the company’s acquisition by Roche. Mr. Mills received an S.B. in Chemistry from the Massachusetts Institute of Technology. Mr. Mills’ qualifications to serve as a member of the Board include his extensive experience as an executive in the gene therapy and biotechnology industries, including as President and Chief Executive Officer of our Company, his prior service as a senior-level executive in both early stage and mature biotechnology companies and his demonstrated business judgment.

David C. Stump, M.D. has been a Director since October 2015. From November 1999 to December 2012, Dr. Stump was with Human Genome Sciences, Inc., a biopharmaceutical company, as Executive Vice President, Research and Development from May 2007 to December 2012, Executive Vice President, Drug Development from December 2003 to May 2007 and Senior Vice President, Drug Development from November 1999 to December 2003. Prior to joining Human Genome Sciences, Dr. Stump held roles of increasing responsibility at Genentech, Inc., a biopharmaceutical company, from 1989 to 1999, including Vice President, Clinical Research and Genentech Fellow. Prior to joining Genentech, Dr. Stump was an Associate Professor of Medicine and Biochemistry at the University of Vermont. Dr. Stump has served as a member of the boards of directors at Sunesis Pharmaceuticals, Inc. since June 2006, MacroGenics, Inc. since September 2013 and Portola Pharmaceuticals, Inc. since September 2015, each of which is a publicly held biopharmaceutical company. He also currently serves on the board of trustees of Earlham College. Dr. Stump previously served as a director at Dendreon Corporation, a biotechnology company, from June 2010 to June 2015. Dr. Stump holds an A.B. from Earlham College and an M.D. from Indiana University and completed his residency and fellowship training in internal medicine, hematology, oncology and biochemistry at the University of Iowa. Dr. Stump has specific attributes that qualify him to serve as a member of the Board, including his substantial medical and scientific background and expertise, his extensive experience in research and development and operations in the biotechnology industry and his prior service on public company boards.

CORPORATE GOVERNANCE

Our Board is responsible for oversight of the management of the Company. In carrying out its responsibilities, the Board selects and monitors our management team, provides oversight of our financial reporting processes and determines and implements our corporate governance policies.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines, which, along with the Company’s restated certificate of incorporation and Bylaws, and the charters of the committees of the Board, provide the framework for the governance of the Company. Our current corporate governance guidelines can be found, together with other corporate governance information, in the corporate governance section of our corporate website at www.regenxbio.com. The Board also evaluates the charters of its committees from time to time, as appropriate.

Code of Business Conduct

We maintain a code of business conduct that qualifies as a “code of ethics” under Item 406 of the SEC’s Regulation S-K and applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The code of business conduct addresses various topics, including: (1) compliance with applicable laws, rules and regulations; (2) conflicts of interest; (3) public disclosure of information; (4) insider trading; (5) corporate opportunities; (6) competition and fair dealing; (7) gifts; (8) discrimination, harassment and retaliation; (9) health and safety; (10) record-keeping; (11) confidentiality; (12) protection and proper use of company assets; (13) payments to government personnel; and (14) the reporting of illegal and unethical behavior.

The code of business conduct is available in the corporate governance section of our corporate website at www.regenxbio.com. Any amendment or waiver of the “code of ethics” provisions of the code of business conduct for an executive officer or director may be granted only by the Board or a committee thereof and must be timely disclosed as required by applicable law. We intend to disclose any such amendment or waiver applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, in a report filed with the SEC on Form 8-K or on our corporate website at www.regenxbio.com.

Director Independence

As required under NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Consistent with these regulations, after review of all relevant transactions or relationships between each director, or any of such director’s family members, and the Company, its senior management and its independent registered public accounting firm, the Board has determined that all of our directors are independent directors within the meaning of applicable NASDAQ listing standards, except for Kenneth T. Mills, our Chief Executive Officer, and Allan M. Fox. The Board determined that Donald J. Hayden, Jr. became independent during the fourth quarter of 2016.

Information Regarding the Board of Directors and its Committees

As required under NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present, noting that we have relied on Nasdaq Marketplace Rule 5615(b)(1), a “phase-in” rule for companies following their initial public offerings, in allowing Mr. Hayden to be present and preside over these executive sessions prior to the Board determining that Mr. Hayden became independent during the fourth quarter of 2016.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees during 2016:

Committee	Chairman	Non-Chairman Members	Number of Meetings in 2016
Audit Committee(1)	Luke M. Beshar	Daniel J. Abdun-Nabi David C. Stump, M.D.	8
Compensation Committee(2)	Donald J. Hayden, Jr.	Luke M. Beshar Daniel Tassé	9
Nominating and Corporate Governance Committee	A.N. “Jerry” Karabelas, Ph.D.	David C. Stump, M.D.	6

(1)	Mr. Abdun-Nabi became a member of the Audit Committee effective August 5, 2016.
(2)	Mr. Tassé became a member of the Compensation Committee effective August 15, 2016. Mr. Hayden resigned as Chairman and a member of the Compensation Committee effective September 12, 2016 and Mr. Hayden was reappointed as Chairman and a member of the Compensation Committee effective November 1, 2016.

Below is a description of each committee of the Board. The Board has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees meets applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board oversees the quality and integrity of the Company’s financial statements and other financial information provided to the Company’s stockholders, the retention and performance of the Company’s independent accountants, the effectiveness of the Company’s internal controls and disclosure controls, and the Company’s compliance with ethics policies and SEC and related regulatory requirements. Pursuant to the Audit Committee charter, the functions of the Audit Committee include, among other things: (1) appointing, approving the compensation of, and assessing the independence of our registered public accounting firm; (2) overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm; (3) reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures; (4) monitoring our internal control over financial reporting and our disclosure controls and procedures; (5) meeting independently with our registered public accounting firm and management; (6) furnishing the audit committee report required by SEC rules; (7) reviewing and approving or ratifying any related person transactions; and (8) overseeing our risk assessment and risk management policies. Our Audit Committee charter can be found in the corporate governance section of our corporate website at www.regenxbio.com.

Three directors comprised the Audit Committee as of December 31, 2016: Mr. Beshar (the Chairman of the Audit Committee), Mr. Abdun-Nabi and Dr. Stump. The Audit Committee met eight times during 2016. Effective August 5, 2016, Mr. Abdun-Nabi became a member of the Audit Committee.

All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. The Board has determined that Mr. Beshar is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NASDAQ rules and regulations.

The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in applicable NASDAQ listing standards and Rule 10A-3 promulgated under the Exchange Act).

Compensation Committee

The Compensation Committee of the Board reviews and approves the design of, assesses the effectiveness of, and administers executive compensation programs for officers and employees, including our equity incentive plans. Pursuant to the Compensation Committee charter, the functions of the Compensation Committee include: (1) evaluating the performance of our chief executive officer and determining the chief executive officer’s salary and contingent compensation based on his or her performance and other relevant criteria; (2) identifying the corporate and individual objectives governing the chief executive officer’s compensation; (3) approving the compensation of our other executive officers; (4) making recommendations to the Board with respect to director compensation; (5) reviewing and approving the terms of material agreements between us and our executive officers; (6) overseeing and administering our equity incentive plans and employee benefit plans; (7) reviewing and approving policies and procedures relating to the perquisites and expense accounts of our executive officers; (8) preparing the annual Compensation Committee report required by SEC rules; and (9) conducting a review of executive officer succession planning, as necessary, reporting its findings and recommendations to the Board, and working with the Board in evaluating potential successors to executive officer positions. In accordance with NASDAQ listing standards and our amended and restated Compensation Committee charter, the Board has granted our Compensation Committee the authority and responsibility to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisers, the authority to fund such advisers, and the responsibility to consider the independence factors specified under applicable law and any additional factors the Compensation Committee deems relevant. Our Compensation Committee charter can be found in the corporate governance section of our website at www.regenxbio.com.

Three directors comprised the Compensation Committee of the Board as of December 31, 2016: Mr. Hayden (the Chairman of the Compensation Committee), Mr. Beshar and Mr. Tassé. The Compensation Committee met nine times during 2016. Effective August 15, 2016, Mr. Tassé became a member of the Compensation Committee.

The Board has determined that all members of the Compensation Committee are independent (as independence is currently defined in the NASDAQ listing standards). Mr. Hayden qualified as an independent director in accordance with the rules of NASDAQ commencing during the fourth quarter of 2016. We were permitted to phase-in our compliance with the independent compensation committee requirements set forth in the rules of NASDAQ and the Exchange Act, which would require the compensation committee to be compromised of all independent members within one year of listing. Effective September 12, 2016, which was within one year of our listing on NASDAQ, Mr. Hayden resigned from our Compensation Committee. Effective November 1, 2016, the Board determined that Mr. Hayden qualified as an independent director and Mr. Hayden was reappointed as Chairman and a member of our Compensation Committee. In addition, each of our directors serving on our Compensation Committee satisfies the heightened independence standards for members of a compensation committee under NASDAQ listing standards, each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our Chief Executive Officer often participates in the Compensation Committee’s meetings. He does not participate in the determination of his own compensation or the compensation of directors. However, our Chief Executive Officer does make recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about the compensation of such individuals. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

The Compensation Committee has retained Radford, a compensation consulting firm, since May 2015. Radford is part of Aon Hewitt, a business unit of Aon plc. Radford provided the Compensation Committee with data about the compensation paid by our peer group of companies and other employers who compete with the

Company for executives, updated the Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction and was available to advise the Compensation Committee regarding all of its responsibilities. Radford continues to present compensation reports to the Compensation Committee on a regular basis. The consultant serves at the pleasure of the Compensation Committee rather than the Company, and the consultant’s fees are approved by the Compensation Committee. In February 2017, our Compensation Committee assessed the independence of Radford pursuant to applicable SEC rules and NASDAQ listing standards and concluded that the work of Radford has not raised any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends nominees to the Board and committees of the Board, conducts searches for appropriate directors, and evaluates the performance of the Board and of individual directors. Pursuant to the Nominating and Corporate Governance Committee charter, the functions of the Nominating and Corporate Governance Committee include, among other things: (1) identifying, evaluating, and making recommendations to the Board and our stockholders concerning nominees for election to the Board, to each of the Board’s committees and as committee chairs; (2) annually reviewing the performance and effectiveness of the Board and developing and overseeing a performance evaluation process; (3) annually evaluating the performance of management, the Board and each Board committee against their duties and responsibilities relating to corporate governance; (4) annually evaluating adequacy of our corporate governance structure, policies, and procedures; and (5) providing reports to the Board regarding the Nominating and Corporate Governance Committee’s nominations for election to the Board and its committees. Our Nominating and Corporate Governance Committee charter can be found in the corporate governance section of our website at www.regenxbio.com.

Two directors comprised the Nominating and Corporate Governance Committee as of December 31, 2016: Dr. Karabelas (the Chairman of the Nominating and Corporate Governance Committee) and Dr. Stump. The Nominating and Corporate Governance Committee met six times during 2016.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having a general understanding of the Company’s industry. The Nominating and Corporate Governance Committee also considers other factors it deems appropriate, including, but not limited to:

•	the candidate’s relevant expertise and experience upon which to offer advice and guidance to management;

•	the candidate having sufficient time to devote to the affairs of the Company;

•	the candidate having a proven track record in his or her field;

•	the candidate’s ability to exercise sound business judgment;

•	the candidate’s commitment to vigorously represent the long-term interests of our stockholders;

•	whether or not a conflict of interest exists between the candidate and our business;

•	whether the candidate would be considered independent under applicable NASDAQ and SEC standards;

•	the current composition of the Board; and

•	the operating requirements of the Company.

In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the then-current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. While it believes that diversity and variety of experiences and viewpoints represented on the Board should always be considered, the Nominating and Corporate Governance Committee believes that a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

When there is a vacancy on the Board, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems it appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

We believe that each of our directors and nominees brings a strong background and set of skills to our Board, giving the Board, as a whole, an appropriate balance of the knowledge, experience, attributes, skills and expertise. In addition, six of our eight directors are independent under NASDAQ standards (Mr. Mills, our Chief Executive Officer, and Mr. Fox being the exceptions) and our Nominating and Corporate Governance Committee believes that all eight directors are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole. We believe that our directors have a broad range of personal characteristics including leadership, management, pharmaceutical, gene therapy business, marketing and financial experience and abilities to act with integrity, with sound judgment and collegially, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation and to provide leadership, to commit the requisite time for preparation and attendance at Board and committee meetings and to provide required expertise on Board committees. As described above, the Nominating and Corporate Governance Committee recommends new members of the Board for their directorships. In evaluating such directors, our Nominating and Corporate Governance Committee has reviewed the experience, qualifications, attributes and skills of our directors and nominees, including those identified in the biographical information set forth above in the section entitled “Election of Directors.” The Nominating and Corporate Governance Committee believes that the members of the Board offer insightful and creative views and solutions with respect to issues facing the Company. In addition, the Nominating and Corporate Governance Committee also believes that the members of the Board function well together as a group. The Nominating and Corporate Governance Committee believes that the above-mentioned attributes and qualifications, along with the leadership skills and other experiences of the members of the Board described in further detail above under the section entitled “Election of Directors,” provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

Diversity

The Board does not have a formal policy with respect to diversity. However, the Board believes that it is important that its members represent diverse viewpoints, with a broad array of experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of the Company’s stockholders.

Board Renewal

The Board believes it is important to have experienced directors with a deep understanding of the Company’s business as well as other directors who bring fresh perspectives to the Board. In its efforts to identify potential director candidates, the Board considers the input from the directors’ self-evaluation process to identify the backgrounds and expertise that are desired and the future needs of the Board in light of anticipated director retirements or resignations.

The Board does not believe that arbitrary limits on the number of consecutive terms a director may serve are appropriate in light of the substantial benefits resulting from sustained focus on the Company’s business, strategy and industry over a significant period of time. However, as a means to ensure orderly Board succession, our director tenure policies (contained in our corporate governance guidelines) require that a director will not be renominated for election to the Board if he or she would be 72 years old or older at the time of the election. The Board’s ongoing assessment of its collective skills, experience and expertise resulted in the recruitment of two new independent directors in 2016.

In recruiting one of our two new independent directors, Mr. Tassé, the Nominating and Corporate Governance Committee retained the search firm of Korn Ferry to help identify director prospects, perform candidate outreach, assist in reference and background checks and provide other related services. The recruiting process typically involves either the search firm or a member of the Nominating and Corporate Governance Committee contacting a prospect to gauge the prospect’s interest and availability. A candidate will then meet with several members of the Board and then meet with members of the Company’s management as appropriate. At the same time, the Nominating and Corporate Governance Committee and the search firm will contact references for the prospect. A background check is completed before a final recommendation is made to the Board to appoint a candidate to the Board. A search firm was not retained in recruiting the other of our two new independent directors, Mr. Abdun-Nabi, though a similar recruiting process was followed by the Nominating and Corporate Governance Committee and the Company’s management.

Meetings of the Board

The Board met eight times during 2016. Each director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he was a director or committee member.

Directors are encouraged, but not required, to attend our annual meetings of stockholders. Six of our seven then-continuing directors attended our 2016 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Performance Evaluations of the Board of Directors and its Committees

In accordance with our corporate governance guidelines and our Nominating and Corporate Governance Committee charter, the Board, with the assistance of the Nominating and Corporate Governance Committee, evaluates the performance of the Board, its committees and each individual director on an annual basis. Each member of the Board conducts an annual self-evaluation for the purpose of determining whether the Board and its committees are functioning effectively. As part of this process, each director considers the effectiveness of the Board and each committee on which the director serves. The results of the evaluations are discussed at subsequent meetings of the Board and its committees.

Director Nominating Procedures

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee may also take into consideration the number of shares of the Company’s common stock held by the recommending stockholder and the length of time that those shares have been held. To recommend a director candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing to the Company, including the following information:

•	the name of the stockholder and evidence of the stockholder’s ownership of the Company’s common stock, including the number of shares owned and the length of time the shares have been owned; and

•	the name of the director candidate, a description of the candidate’s qualifications to be a director of the Company, and the candidate’s consent to be named as a director nominee if recommended by the Nominating and Corporate Governance Committee and nominated by the Board.

Recommendations and the information described above should be sent to our Corporate Secretary at REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, Attention: Corporate Secretary.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential director candidate, the Nominating and Corporate Governance Committee may: collect and review publicly available information regarding the person to assess whether the person should be considered further; request additional information from the candidate and the proposing stockholder; contact references or other persons to assess the candidate; and conduct one or more interviews with the candidate. The Nominating and Corporate Governance Committee may consider that information in light of information regarding any other candidates that the Nominating and Corporate Governance Committee may be evaluating at that time, as well as any relevant director search criteria. The evaluation process generally does not vary based on whether or not a candidate is recommended by a stockholder; however, as stated above, the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that those shares have been held.

In addition to recommending director candidates to the Corporate Governance Committee, stockholders may also nominate candidates for election to the Board at an annual meeting of stockholders. For more information, see “Questions and Answers About the Proxy Materials and Voting—May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?”

Separation of CEO and Chairman of the Board Roles

The Board separates the positions of Chairman of the Board and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman of the Board, particularly as the Board’s oversight responsibilities continue to grow. We believe that having separate positions and having an outside director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time.

Communications with the Board

The Board is interested in receiving communications from stockholders and other interested parties. These parties may contact any member (or members) of the Board or any committee of the Board, the non-employee directors as a group or the chairperson of any committee. In addition, the Audit Committee is interested in receiving communications from employees and other interested parties regarding accounting, internal controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent to our Corporate Secretary at REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850, Attention: Corporate Secretary. The Corporate Secretary will review all such communications, but may, in his or her sole discretion, disregard any communication that he or she believes is not related to the duties and responsibilities of the Board. If deemed an appropriate communication, the Corporate Secretary will share the communication with the applicable director or directors. Any communication that is deemed inappropriate will be made available to any director upon request.

Risk Oversight

The Board has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes the Board receiving regular reports from Board committees and members of senior management to enable the Board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, reputational and cybersecurity risk. The oversight of risk within the Company is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes within the Company.

The Audit Committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the Audit Committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the Audit Committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The Compensation Committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by the Board as a whole.

DIRECTOR COMPENSATION

During our fiscal year ended December 31, 2016, we paid cash fees and granted options to purchase shares of our common stock to our non-employee directors who served on the Board. A non-employee director is a director who is not employed by us and who does not receive compensation from us (other than for services as a director) or have a business relationship with us that would require disclosure under certain SEC rules. Kenneth T. Mills, our President and Chief Executive Officer, and a member of the Board, did not receive any compensation from us during our fiscal year ended December 31, 2016 for his service as a director and is not included in the 2016 Director Compensation Table below.

The Board, upon the recommendation of our Compensation Committee, has adopted a compensation program for non-employee directors. Pursuant to the program, each member of the Board who is not our employee will receive the following annual cash compensation for Board services, as applicable, paid in quarterly installments in arrears:

Description of Service	Cash Compensation ($)
Member of the Board (including the Chairman of the Board)	35,000
Chairman of the Board	30,000
Member of the Audit Committee (non-Chairman)	7,500
Chairman of the Audit Committee	15,000
Member of the Compensation Committee (non-Chairman)	5,000
Chairman of the Compensation Committee	10,000
Member of the Nominating and Corporate Governance Committee (non-Chairman)	4,000
Chairman of the Nominating and Corporate Governance Committee	8,000

Non-employee members of the Board receive automatic grants of non-statutory stock options under our 2015 Equity Incentive Plan. Each non-employee director upon joining the Board will automatically be granted a non-statutory stock option to purchase 25,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the grant date. Each of these options will vest in equal monthly installments over the 36 months following the date of the grant, and each provides for full acceleration in the event of a change of control.

In addition, on the date of each annual meeting of our stockholders, each non-employee director will automatically be granted a non-statutory stock option to purchase 12,500 shares of our common stock with an exercise price equal to the fair market value of our common stock on the grant date. A non-employee director who receives an initial award will not receive the additional annual award in the same calendar year. The annual grants vest in equal monthly installments over the 12 months following the date of the grant, and each provides for full acceleration in the event of a change of control.

We will also continue to reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

2016 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)	Option Awards(1) ($)	Total ($)
Daniel J. Abdun-Nabi(2)	17,208	140,787	157,995
Luke M. Beshar	55,000	100,563	155,563
Edward G. Engleman(3)	16,250	—	16,250
Allan M. Fox	35,000	100,563	135,563
Donald J. Hayden, Jr.(4)	73,642	100,563	174,205
A.N. “Jerry” Karabelas, Ph.D.	43,000	100,563	143,563
Camille Samuels(5)	28,397	100,563	128,959
David C. Stump, M.D.	46,500	100,563	147,063
Daniel Tassé(6)	15,109	199,259	214,368

(1)	Amounts represent the aggregate grant date fair value of options granted during the respective fiscal year calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See the “Stock-based Compensation” footnote to our financial statements for the year ended December 31, 2016 included in our Annual Report for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.

As of December 31, 2016, our non-employee directors held the following outstanding options to purchase shares of our common stock:

Name	Aggregate Number of Option Shares
Daniel J. Abdun-Nabi	25,000
Luke M. Beshar	101,875
Allan M. Fox	37,500
Donald J. Hayden, Jr.	487,975
A.N. “Jerry” Karabelas, Ph.D.	61,875
David C. Stump, M.D.	37,500
Daniel Tassé	25,000

(2)	Mr. Abdun-Nabi joined the Board effective August 5, 2016.
(3)	Dr. Engleman resigned from the Board effective June 1, 2016.
(4)	Mr. Hayden resigned as Chairman and a member of the Compensation Committee effective September 12, 2016 and Mr. Hayden was reappointed as Chairman and a member of the Compensation Committee effective November 1, 2016.
(5)	Ms. Samuels resigned from the Board effective August 5, 2016.
(6)	Mr. Tassé joined the Board effective August 15, 2016.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to perform the audit of our financial statements for the year ending December 31, 2017, and has further directed that management submit this selection for ratification by our stockholders at the Annual Meeting. PwC has served as our independent registered public accounting firm since 2015.

The Audit Committee believes that the continued retention of PwC is in the best interests of the Company and our stockholders. As provided in the Audit Committee charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the performance, objectivity or independence of the independent registered public accounting firm.

In determining whether to reappoint PwC as the Company’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with PwC, an assessment of the professional qualifications and past performance of PwC and the potential impact of changing independent registered public accounting firms. Through its experience with the Company, PwC has gained institutional knowledge and expertise regarding the Company’s operations, accounting policies and practices and internal control over financial reporting. The Audit Committee believes that appointing a new independent registered accounting firm would require a significant time commitment that could interfere with management’s focus on financial reporting and internal controls.

Neither our Bylaws nor other governing documents or laws require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.

In order for Proposal 2 to pass, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “For” Proposal 2. Abstentions and broker non-votes will be counted towards a quorum; however, they will not be counted either “For” or “Against” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a bank, broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to the Company for the years ended December 31, 2016 and December 31, 2015, by PwC, our independent registered public accounting firm:

Fee Category	2016 Fees ($)	2015 Fees ($)
Audit Fees	775,000	1,047,067
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	775,000	1,047,067

Audit Fees

Audit fees consist of aggregate fees billed or incurred by PwC for professional services rendered in connection with the annual audit of our financial statements for the years ended December 31, 2016 and 2015, the review of our quarterly financial statements, the consents issued for our registration statements, and the comfort letters issued and statements included in our filings with the SEC regarding our initial public offering of common stock.

All fees described above were pre-approved by the Audit Committee in accordance with applicable SEC requirements.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by PwC, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of PwC or on an individual case-by-case basis before PwC is engaged to provide a service.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consisted on December 31, 2016 of the three non-employee directors named below. The Board of Directors annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members (including the requirements of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended) and has determined that each member of the Audit Committee meets that standard. Luke M. Beshar serves as an audit committee financial expert in accordance with applicable SEC regulations.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee is responsible for selecting and engaging the Company’s independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board of Directors has adopted and which the Audit Committee reviews and approves on an annual basis.

The Company’s management is responsible for preparing the Company’s financial statements and for the Company’s financial reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee has also reviewed and discussed with PricewaterhouseCoopers LLP the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”). In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement of Accounting Standards 114, as modified, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T and by PCAOB Auditing Standard No. 16 (Communications with Audit Committees), as may be further modified or supplemented. Additionally, PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee also discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report for filing with the United States Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2017, and has approved submitting the selection of the independent registered public accounting firm for ratification by the Company’s stockholders.

The Audit Committee

Luke M. Beshar, Chairman

Daniel Abdun-Nabi

David C. Stump, M.D.

The material in this Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of the Record Date, March 27, 2017, by: (i) each person or entity, or group of affiliated persons or entities, that is known by us to beneficially own more than five percent of our outstanding common stock; (ii) each of our directors (including nominees); (iii) each of our named executive officers; and (iv) all of our directors, nominees, and executive officers as a group.

The information in the following table is based upon information supplied by our executive officers, directors and principal stockholders and information disclosed in filings with the SEC through the Record Date. Applicable percentage ownership is based on 30,234,905 shares of common stock outstanding at the Record Date.

In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days after the Record Date. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the principal address of each of the stockholders below is c/o REGENXBIO Inc., 9600 Blackwell Road, Suite 210, Rockville, Maryland 20850.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Outstanding
Holders of More than 5%:
Entities Affiliated with Allan M. Fox(4) 1701 Pennsylvania Ave., NW, Suite 900 Washington, DC 20006	3,221,048	10.7%
Brookside Capital Partners Fund, L.P.(3) John Hancock Tower 200 Clarendon Street Boston, MA 02116	2,494,359	8.2%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,388,563	7.9%
FMR LLC(7) 245 Summer Street Boston, MA 02210	2,285,794	7.6%
Entities Affiliated with John Daniel Kiser(5) 1701 Pennsylvania Ave., NW, Suite 900 Washington, DC 20006	2,280,110	7.5%
Entities Affiliated with Venrock Partners(6) 3340 Hillview Avenue Palo Alto, CA 94304	1,991,907	6.6%
Directors (Including Nominees) and Named Executive Officers:
Daniel J. Abdun-Nabi(8)	6,250	*
Luke M. Beshar(9)	100,833	*
Allan M. Fox(10)	3,246,394	10.7%
Donald J. Hayden, Jr.(11)	437,300	1.4%
A.N. “Jerry” Karabelas, Ph.D.(12)	60,833	*
Kenneth T. Mills(13)	754,992	2.4%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Outstanding
David C. Stump, M.D.(14)	24,652	*
Daniel Tassé(15)	6,250	*
Faraz Ali(16)	58,333	*
Curran Simpson(17)	99,166	*
All directors, nominees and executive officers as a group (14 persons)(18)	5,458,542	17.0%

*	Less than one percent of the outstanding shares of common stock.
(1)	Except as indicated otherwise, all persons have represented to the Company that they exercise sole voting power and sole investment power with respect to their shares.
(2)	Based solely on the Schedule 13G filed on January 30, 2017 by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of, the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common shares.
(3)	Based solely on the Schedule 13G/A filed on February 14, 2017 by Brookside Capital Partners Fund, L.P. (“Partners Fund”) and Brookside Capital Trading Fund, L.P. (“Trading Fund”). Bain Capital Public Equity Management, LLC (“BCPE Management”) is the sole general partner of Brookside Capital Investors, L.P., which is the sole general partner of Partners Fund. BCPE Management is the sole general partner of Brookside Capital Investors II, L.P., which is the sole general partner of Trading Fund.
(4)	Consists of 443,700 shares of common stock held by FoxKiser Holdings, LLC (“Holdings”), 722,485 shares of common stock held by The Allan M. Fox Trust (U/A/D April 21, 2015) (the “Fox Trust”) and 2,054,863 shares of common stock held by The Allan M. Fox Revocable Trust. Mr. Fox holds shared dispositive power over the shares held by Holdings described in the foregoing sentence with John Daniel Kiser, with Mr. Fox having a 60% voting interest in Holdings. Mr. Kiser is the trustee of the Fox Trust and holds sole dispositive voting power over such trust. Mr. Fox otherwise holds sole dispositive power over the shares held by the other entities described.
(5)	Consists of 443,700 shares of common stock held by Holdings, 948,157 shares of common stock held by The Kiser 2012 Gift Trust (the “Kiser Gift Trust”) and 888,253 shares of common stock held by the John Daniel Kiser Revocable Trust U/A/D July 27, 2011. Mr. Kiser holds shared dispositive power over the shares held by Holdings described in the foregoing sentence with Mr. Fox, with Mr. Kiser having a 40% voting interest in Holdings. Mr. Fox is the trustee of the Kiser Gift Trust and holds sole dispositive voting power over such trust. Mr. Kiser otherwise holds sole dispositive power over the shares held by the other entities described.
(6)	Based solely on the Schedule 13G filed with the SEC on February 16, 2016 by Venrock Healthcare Capital Partners, L.P. (“VHCP I”), VHCP Co-Investment Holdings, LLC (“VHCP Co-Invest I”), Venrock Healthcare Capital Partners II, L.P. (“VHCP II”), VHCP Co-Investment Holdings II, LLC (“VHCP Co-Invest II”), VHCP Management, LLC (“VHCP Management”), VHCP Management II, LLC (“VHCP Management II” and collectively with VHCP I, VHCP Co-Invest I, VHCP II, VHCP Co-Invest II and VHCP Management, the “VHCP Entities”), Venrock Associates VII, L.P. (“VA7”), Venrock Partners VII, L.P. (“VP7”) and Venrock Management VII, LLC (“VM7” and together with VA7 and VP7, the “Venrock 7 Entities”). Consists of 838,956 shares of common stock held by VA7, 783,474 shares of common stock held by VHCP II, 247,480 shares of common stock held by VHCP Co-Invest II, 69,497 shares of common stock held by VP7, 44,381 shares of common stock held by VHCP I and 8,119 shares of common stock held by VHCP Co-Invest I. The VHCP Entities expressly disclaim beneficial ownership over all shares held by the Venrock 7 Entities, except to the extent of their indirect pecuniary interest therein. The Venrock 7 Entities expressly disclaim beneficial ownership over all shares held by the VHCP Entities, except to the extent of their indirect pecuniary interest therein.

(7)	Based solely on the Schedule 13G/A filed with the SEC on February 14, 2017 by FMR LLC on behalf of itself and Abigail P. Johnson, a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(8)	Consists of options to purchase 6,250 shares of common stock that may be exercised within 60 days after the Record Date.
(9)	Consists of options to purchase 100,833 shares of common stock that may be exercised within 60 days after the Record Date.
(10)	See footnote 2 above for stock ownership relating to Mr. Fox. Includes options to purchase 25,346 shares of common stock that may be exercised within 60 days after the Record Date.
(11)	Includes options to purchase 398,701 shares of common stock that may be exercised within 60 days after the Record Date.
(12)	Consists of options to purchase 60,833 shares of common stock that may be exercised within 60 days after the Record Date.
(13)	Includes options to purchase 614,552 shares of common stock that may be exercised within 60 days after the Record Date.
(14)	Consists of options to purchase 24,652 shares of common stock that may be exercised within 60 days after the Record Date.
(15)	Consists of options to purchase 6,250 shares of common stock that may be exercised within 60 days after the Record Date.
(16)	Consists of options to purchase 58,333 shares of common stock that may be exercised within 60 days after the Record Date.
(17)	Consists of options to purchase 99,166 shares of common stock that may be exercised within 60 days after the Record Date.
(18)	Includes options to purchase 1,941,643 shares of common stock that may be exercised within 60 days after the Record Date. Mr. Fox holds shared dispositive power over certain shares as described in footnote 2 above and these shares are only counted once for the purpose of this calculation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and certain holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and executive officers and certain of our greater than 10% stockholders, we believe that during the year ended December 31, 2016, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS

The names of the current executive officers of the Company and certain information about each of them as of April 13, 2017 are set forth below:

Kenneth T. Mills. For information regarding Mr. Mills, our President and Chief Executive Officer and a member of our Board, see “Proposal 1: Election of Directors—Continuing Directors Not Standing for Election—Class III Directors (Terms Expire in 2018).”

Olivier Danos, Ph.D., age 59, has been our Chief Scientific Officer since March 2017. Prior to joining us, Dr. Danos was the Senior Vice President, Cell and Gene Therapy at Biogen Inc., a biotechnology company, from September 2014 until March 2017, where he led its gene therapy research and development activities. From September 2011 to September 2014, Dr. Danos was the Senior Vice President, Molecular Medicine, Synthetic Biology and Gene Regulation at Kadmon Pharmaceuticals. Prior to Kadmon, Dr. Danos served as the Director of the Gene Therapy Consortium of the University College of London and led a gene therapy research team at the Necker Hospital—Enfants Malades in Paris. He also served as the Chief Scientific Officer at Genethon and Senior Director of Research at Somatix Therapy Corporation, and held senior roles at the French National Centre for Scientific Research and the Pasteur Institute in Paris. Dr. Danos is the former President and founding member of the European Society of Gene and Cell Therapy. Dr. Danos received a Ph.D. in Biology from the Pasteur Institute and University of Paris Diderot and a Master in Science in Genetics and Molecular Biology at the University of Paris Orsay.

Stephen Yoo, M.D., age 39, has been our Chief Medical Officer since October 2014. Prior to joining us, Dr. Yoo was Medical Science Director and Group Director of Clinical Development at AstraZeneca PLC, a biopharmaceutical company, from January 2014 to October 2014. In these roles, he led the late-phase clinical project teams while providing strategic and operational leadership to physicians and scientists. In previous roles at MedImmune, LLC, AstraZeneca’s global biologics research and development arm, from April 2010 to May 2014, Dr. Yoo provided strategic clinical leadership for early-phase programs. Earlier in his career, Dr. Yoo served as Associate Director of Clinical Development at Abbott Laboratories, healthcare company, from June 2008 to April 2010. Dr. Yoo holds an M.D. from the University of California, Los Angeles School of Medicine and a B.A. in Molecular and Cell Biology from the University of California, Berkeley.

Vittal “Vit” K. Vasista, age 49, has been our Chief Financial Officer since August 2009. Prior to joining us, Mr. Vasista served as Principal at PRTM Management Consultants from October 2006 to July 2009, where he developed operational strategies for both private and public organizations, including the development of market entry strategies, innovative business models, and operational improvements. Earlier in his career, Mr. Vasista served as Director, Business Development at Meso Scale Diagnostics, LLC, a life sciences company, from June 2002 to May 2006. Mr. Vasista received an M.B.A. from The Wharton School at the University of Pennsylvania, an M.S. in Mechanical Engineering from Stanford University, and an S.B. in Mechanical Engineering from the Massachusetts Institute of Technology.

Curran Simpson, age 55, has been our Senior Vice President, Technical Operations since August 2015. Prior to joining us, Mr. Simpson was the Regional Supply Chain Head for North America at GlaxoSmithKline plc (“GSK”), a pharmaceutical company, from December 2012 until August 2015. Mr. Simpson was the Senior Vice President, Operations at the Human Genome Sciences division of GSK (“HGS”) from July 2006 to December 2012, as well as the Vice President, Manufacturing Operations at HGS from January 2003 to June 2006. Prior to HGS, Mr. Simpson held various positions with Biogen, Inc., Covance Biotechnology Services Inc., Novo-Nordisk Biochem Inc., Genentech, Inc. and Genencor, Inc. Mr. Simpson received an M.S. in Surface and Colloid Science (Physical Chemistry) from Clarkson University and a B.S. in Chemistry/Chemical Engineering from Clarkson College of Technology.

Faraz Ali, age 44, has been our Chief Business Officer since February 2016. Prior to joining us, Mr. Ali was Vice President, Global Commercial Development and External Affairs at bluebird bio, Inc. (“bluebird”), a gene therapy company, from May 2011 until February 2016. At bluebird, Mr. Ali led all commercial planning efforts, including engagement with payers in the United States and Europe. From August 2001 to November 2010, Mr. Ali held roles of increasing global commercial responsibility at Genzyme Corporation (“Genzyme”), a biotechnology company, including Head of U.S. Marketing and Strategic Planning for the rare disease business unit. Prior to Genzyme, Mr. Ali served in leadership roles at General Electric Company, a global digital industrial company. Mr. Ali holds an M.B.A. with distinction from Harvard Business School and a B.S. in Electrical Engineering from Stanford University.

Patrick J. Christmas, age 46, has been our Senior Vice President, General Counsel since August 2016. Prior to joining us, Mr. Christmas served as Interim General Counsel at Tolero Pharmaceuticals, Inc. from April 2015 until August 2016. From May 2011 until November 2014, Mr. Christmas was the Vice President, General Counsel of Lumara Health (formerly KV Pharmaceutical Company). Prior to Lumara Health, Mr. Christmas was General Counsel at the Wellstat Companies, a group of biotechnology companies, from July 2007 until May 2011 and General Counsel at BioVeris Corporation, a healthcare and biosecurity company, from April 2005 to July 2007. Mr. Christmas began his career as an Associate at the law firm of Akin Gump Strauss Hauer & Feld LLP. Mr. Christmas received a J.D. from the Notre Dame Law School and a B.A. in Economics from Boston College.

EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The following table provides information concerning the compensation paid to our President and Chief Executive Officer, Kenneth T. Mills, and our next two most highly compensated executive officers during the Company’s fiscal year ended December 31, 2016, Faraz Ali and Curran Simpson. We refer to each of these individuals as our “named executive officers,” or “NEOs.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Kenneth T. Mills President and Chief Executive Officer	2016 2015	514,890 500,000	— 275,000	(2)	— —	1,979,413 615,882	206,000 —	— —	2,700,303 1,390,882
Faraz Ali(3) Chief Business Officer	2016	262,308	60,000	(4)	—	1,712,535	75,191	—	2,110,033
Curran Simpson(5) Senior Vice President, Technical Operations	2016	349,925	—		825,550	87,974	107,188	—	1,370,637

(1)	Amounts represent the aggregate grant date fair value of restricted stock units or options granted during the respective fiscal year calculated in accordance with FASB ASC Topic 718. See the “Stock-based Compensation” footnote to our financial statements for the years ended December 31, 2016 and 2015 included in the Annual Report for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.
(2)	Amounts represent cash compensation under annual incentive programs, based on achievement of individual and/or corporate objectives and other factors deemed relevant by the Board or Compensation Committee. See “—Narrative Explanation of Certain Aspects of the Summary Compensation Table—Base Salaries and Performance-Based Compensation” below for additional information.
(3)	Information for Mr. Ali is shown only for the portion of 2016 after he joined the Company in February 2016.
(4)	Represents the cash sign-on bonus paid to Mr. Ali upon joining the Company in February 2016. The cash sign-on bonus is subject to recoupment if Mr. Ali resigns his employment with the Company or is terminated by the Company for cause, as determined by the Company, within 12 months of his date of hire.
(5)	Mr. Simpson was not an NEO prior to 2016 and, therefore, information for Mr. Simpson is shown only for 2016.

Narrative Explanation of Certain Aspects of the Summary Compensation Table

Base Salaries and Performance-Based Compensation

Pursuant to employment agreements entered into with us, as amended from time to time, each of our NEOs is eligible to receive a base salary and an annual incentive bonus payable in cash, equity or a combination and based on the achievement of individual and corporate objectives.

Under our annual incentive program, the base salary and target performance bonus, as a percentage of base salary, for each of our NEOs for the years ended December 31, 2016 is listed in the table below:

Name	2016 Base Salary ($)		2016 Target Performance Bonus (% of Base Salary)
Kenneth T. Mills	515,000	(1)	50%
Faraz Ali	310,000	(2)	35%
Curran Simpson	350,000	(3)	35%

(1)	Mr. Mills’ annual base salary was increased to $530,450 effective January 1, 2017.
(2)	Mr. Ali’s annual base salary was increased to $317,812 effective January 1, 2017.
(3)	Mr. Simpson’s annual base salary was increased to $360,500 effective January 1, 2017.

The NEO performance bonuses for the year ended December 31, 2016 were determined by the Compensation Committee using subjective and objective goals. In January 2017, our Compensation Committee determined that the Company achieved 80% of its corporate goals for the year ended December 31, 2016 and determined that each of our NEOs achieved a certain percentage of his individual goals for the year ended December 31, 2016, except that Mr. Mills’ target performance bonus was based entirely on the Company’s achievement of its corporate goals. As a result, our Compensation Committee awarded each of our NEOs a cash bonus equal to a certain portion of the NEO’s target performance bonus, as reflected in the “Non-Equity Incentive Compensation” column of the 2016 Summary Compensation Table above. Mr. Ali’s cash bonus was prorated to reflect his start date with the Company in February 2016.

Equity Compensation

We have offered stock options and restricted stock units to our employees, including our NEOs, as the long-term incentive component of our compensation program. We typically grant equity awards to new hires upon their commencing employment with us. Stock options allow employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Awards to newly hired employees generally vest with respect to 25% of the total number of shares subject to the option grant on the first anniversary of the vesting commencement date and in equal monthly installments over the following 36 months.

As described under “—Employment Agreements” below, certain equity awards granted to our NEOs are subject to accelerated vesting in the event such officer is subject to an involuntary termination or if we experience a change in control.

Outstanding Equity Awards as of December 31, 2016

The following table sets forth information regarding each outstanding and unexercised option held by each of our NEOs as of December 31, 2016. The number of shares subject to each award and, where applicable, the exercise price per share, reflects all changes as a result of our capitalization adjustments. The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.

		Option Awards(1)						Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(2) ($)
Kenneth T. Mills	9/17/2014	351,597	(3)	231,603	(3)	0.85	9/23/2024	—		—
	5/19/2015	108,854		166,146		3.76	5/18/2025	—		—
	1/28/2016	—		225,000		13.09	1/27/2026	—		—
Faraz Ali	2/29/2016	—		200,000		12.85	3/1/2026	—		—
Curran Simpson	8/31/2015	76,833		153,667		22.00	9/15/2025	—		—
	1/28/2016	—		10,000		13.09	1/27/2026	—		—
	12/8/2016	—		—		—	—	39,500	(4)	732,725	(4)

(1)	Except as otherwise noted, each option vests 25% on completion of one year of service following the vesting commencement date and vests in 36 equal monthly installments thereafter, subject to the optionee providing continuous service to the Company.
(2)	Amounts represent the market value, based on the last reported closing price of the Company’s common stock as of December 31, 2016 ($18.55), as reported by NASDAQ, of shares underlying restricted stock units held as of December 31, 2016.
(3)	The option vested with respect to 120,394 shares on the vesting commencement date. The option vested with respect to 88,524 shares on the one-year anniversary of the vesting commencement date and vests with respect to an additional 7,377 shares following each month of service following such date. The continued vesting of the option with respect to 233,710 shares subject to the option (the “Mills Contingent Shares”) was conditioned on our completion of a financing in which we raised gross proceeds of not less than $5,000,000 on or before January 1, 2016 (a “Qualified Financing”), which was satisfied upon the consummation of our Series C Preferred Stock financing in January 2015. As such, effective as of the closing of our Series C Preferred Stock financing, the option vested with respect to 25% of the Mills Contingent Shares as of the vesting commencement date. The option vested with respect to 25% of the remaining Mills Contingent Shares on the one-year anniversary of the vesting commencement date and, subject to the optionee providing continuous service to the Company, the remaining Mills Contingent Shares vest in 36 equal monthly installments thereafter.
(4)	Represents shares of the Company’s common stock underlying a restricted stock unit award granted to Mr. Simpson. 100% of the shares underlying the restricted stock units will vest on December 8, 2019, subject to Mr. Simpson providing continuous service to the Company.

Effective January 4, 2017, our Compensation Committee granted options to purchase 130,000 shares of our common stock to Mr. Mills, 25,200 shares of our common stock to Mr. Ali and 30,000 shares of our common stock to Mr. Simpson. The exercise price for each of the options was $19.50 per share, which was the closing price of our common stock on January 4, 2017 as reported by NASDAQ. The options vest 25% on completion of one year of service following the vesting commencement date and vest in 36 equal monthly installments thereafter, subject to the optionee providing continuous service to the Company.

2016 Option Exercises

The following table shows the number of shares acquired upon option exercise for each NEO during the year ended December 31, 2016.

Option Awards
Name	Number of Shares Acquired on Exercise of Options	Value Realized on Exercise(1) ($)
Kenneth T. Mills	125,000	1,286,250
Faraz Ali	—	—
Curran Simpson	—	—

(1)	The value realized is based on the fair market value of the Company’s common stock on the date of exercise minus the exercise price. The amounts set forth do not necessarily represent proceeds actually received by the NEO. The NEO will not realize the estimated value of these awards until the underlying shares are sold.

Securities Authorized for Issuance under Equity Incentive Plans

The following table provides information as of December 31, 2016 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. We do not have any equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Other Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	5,157,005	(1)(2)	$7.77	(3)	1,983,912	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	5,157,005		$7.77		1,983,912

(1)	Includes 5,117,005 shares of common stock issuable upon exercise of outstanding options under all existing equity compensation plans. Of these shares, 2,137,439 were subject to options then outstanding under our 2014 Stock Plan and 2,980,066 were subject to options then outstanding under our 2015 Equity Incentive Plan (the “2015 Plan”).
(2)	Includes 39,500 shares subject to restricted stock units that will entitle the holder to one share of common stock for each unit that vests upon completion of required service conditions.
(3)	Does not take into account restricted stock units, which have no exercise price.
(4)	Represents 1,729,912 shares of common stock available for issuance under the 2015 Plan and 254,000 shares of common stock available for issuance under our 2015 Employee Stock Purchase Plan (the “ESPP”). On January 1 of each year, (i) the number of shares reserved under the 2015 Plan is automatically increased by the lesser of 4% of the total number of shares of common stock that are outstanding at that time or such lesser number as may be approved by the Board and (ii) the number of shares reserved under the ESPP is automatically increased by the lesser of 1% of the total number of shares of common stock that are outstanding at that time or such lesser number as may be approved by the Board. On January 1, 2017, an additional 1,059,065 shares became available for future issuance under the 2015 Plan and no additional shares were added to the ESPP. The additional shares from the annual increase on January 1, 2017 are not included in the table above.

Employment Agreements

We have entered into employment agreements with each of our NEOs. Pursuant to each employment agreement, if we terminate the employment of the respective NEO without cause or if such NEO voluntarily resigns for good reason, as described in the respective agreement, then the NEO will be eligible to receive, contingent on timely executing and not revoking a general release of all claims the NEO may have against us and on the NEO returning all of our property in the NEO’s possession, continued payment of base salary for (i) 12 months for Mr. Mills and (ii) nine months for Messrs. Ali and Simpson. In addition, we will pay the terminated NEO a lump sum equal to the applicable Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums for the same period of time. If a terminated NEO obtains employment during the salary continuation period, then we will cease to be obligated to pay the terminated NEO any further payments.

If we terminate the employment of an NEO without cause or if such NEO voluntarily resigns for good reason immediately prior to or during the 18 months following a change in control, as such term is defined in our 2015 Equity Incentive Plan, then the NEO will be eligible to receive, contingent on the NEO timely executing and not revoking a general release of all claims the NEO may have against us and on the NEO returning all of our property in the NEO’s possession, continued payment of base salary and their target annual bonus in equal monthly installments for (i) 18 months for Mr. Mills and (ii) 12 months for Messrs. Ali and Simpson. In addition, we will pay the NEO a lump sum equal to the applicable COBRA premiums for the same period of time. All outstanding unvested options that were outstanding as of the date of a change in control will vest if we or our successor terminates the employment of an NEO without cause or if such officer voluntarily resigns for good reason during the remaining vesting period.

In connection with their employment, each of our NEOs entered into our standard form of proprietary information and inventions agreement with us. This agreement provides that the respective NEO is generally prohibited for one year after termination of employment from, directly or indirectly, soliciting our employees or customers, or competing against us.

Benefits and Other Compensation

Our NEOs are eligible to participate in our health and welfare plans to the same extent as all full-time employees would be eligible generally, including reimbursement of certain medical expenses of the NEO or full-time employee and, if applicable, his or her eligible dependents. We pay 100% of the premium cost for our group health plan for all of our employees, including our NEOs.

We have established a 401(k) tax-deferred savings plan, which permits all participants, including our NEOs, to make contributions by salary deduction pursuant to Section 401(k) of the Code. We are responsible for administrative costs of the 401(k) plan. We may, at our discretion, make matching contributions to the 401(k) plan. We do not generally provide our NEOs with any other perquisites or personal benefits.

We have established an employee stock purchase plan, which permits participants, including our NEOs, to purchase our common stock at a discount on a tax-qualified basis through payroll deductions. The employee stock purchase plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Code. The purpose of the employee stock purchase plan is to encourage our employees, including our NEOs, to become our stockholders and better align their interests with those of our other stockholders.

Tax and Accounting Considerations

Our Compensation Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements. Section 162(m) of the Code generally denies a deduction to any publicly-held corporation for compensation paid in a taxable year to its named executive officers (other than the chief financial officer) exceeding $1.0 million, unless such compensation qualifies as performance-based compensation. Base salaries, time-vested restricted stock, time-vested retention and transition payments, and discretionary or subjectively determined bonus awards generally do not qualify as performance-based compensation. In September 2015, our stockholders approved our 2015 Equity Incentive Plan that permits us to satisfy the performance-based requirements under Section 162(m) with respect to the grant of stock options.

Anti-Hedging and Pledging Policy

As part of our policy against insider trading, our directors, officers, employees and certain other individuals are prohibited from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities. Additionally, such individuals are prohibited from engaging in transactions involving options on the Company’s securities, such as puts, calls and other derivative securities, except when receiving or exercising options granted by the Company. “Short sales” of the Company’s securities (sales of securities not already owned) are also prohibited. Furthermore, pledging of any Company securities is not permitted without the prior approval of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of transactions since January 1, 2016 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial owners of more than five percent of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

All of the transactions set forth below were approved by our Audit Committee or a majority of the Board, including a majority of the independent and disinterested members of the Board. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the Audit Committee or a majority of the members of the Board, including a majority of the independent and disinterested members of the Board, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

FOXKISER LLP Strategic Services Agreement

In January 2017, we entered into a Strategic Services Agreement (the “2017 Strategic Services Agreement”) with FOXKISER LLP (“FOXKISER”). FOXKISER is (i) an affiliate of Allan M. Fox, one of our directors, (ii) an affiliate of certain entities controlled by Mr. Fox which hold an aggregate of more than five percent of our common stock and (iii) an affiliate of certain entities controlled by John Daniel Kiser which hold an aggregate of more than five percent of our common stock. Pursuant to the 2017 Strategic Services Agreement, we incur a monthly fixed fee of $125,000 in consideration for certain strategic planning, development and regulatory services to be provided by FOXKISER. The 2017 Strategic Services Agreement has a term of one year and is terminable by either party, at any time, upon 60 days’ prior written notice to the other party.

In February 2016, we entered into a Strategic Services Agreement (the “2016 Strategic Services Agreement”) with FOXKISER, which expired on December 31, 2016. Pursuant to the 2016 Strategic Services Agreement, we incurred a monthly fixed fee of $80,000 in consideration for certain strategic planning, development and regulatory services provided by FOXKISER.

Indemnification Agreements

We have entered, or will enter, into indemnification agreements with our directors, executive officers and certain key employees. Under these agreements, we agree to indemnify our directors, executive officers and certain key employees against any and all expenses incurred by them in connection with proceedings because of their status as one of our directors, executive officers or key employees to the fullest extent permitted by Delaware law, subject to certain limitations. In addition, these indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will pay for all expenses incurred by our directors, executive officers and certain key employees in connection with a legal proceeding arising out of their service to us.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that we are authorized to enter into indemnification agreements with our directors and executive officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Policies and Procedures for Related Party Transactions

We have adopted a related party transaction policy under which our directors and executive officers, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent committee of the

Board in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our Audit Committee for review, consideration and approval. All of our directors and executive officers are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs, and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are not inconsistent with our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

NO INCORPORATION BY REFERENCE

In REGENXBIO’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” contained in this Proxy Statement specifically is not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

It is important that your proxies be returned promptly and that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope or vote your shares before the Annual Meeting by telephone or over the internet so your shares will be represented at the Annual Meeting.

The form of proxy card and this Proxy Statement have been approved by the Board and are being mailed and delivered to stockholders by its authority.

CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING

If you have any questions or require any assistance with voting your shares, please contact:

Investor Relations

REGENXBIO Inc.

9600 Blackwell Road, Suite 210

Rockville, Maryland 20850

or

Call (240) 552-8181

If you need additional copies of this proxy statement or voting materials, you should contact Investor Relations as described above. A copy of our Annual Report will be sent without charge to any stockholder who requests in writing, addressed to Investor Relations as described above. Our Annual Report may also be obtained via the internet at www.proxyvote.com.

Rockville, Maryland

April 13, 2017

REGENXBIO INC. 9600 BLACKWELL ROAD, SUITE 210 ROCKVILLE, MD 20850

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21120-TBD KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGENXBIO INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Three Class II Directors		☐	☐	☐
Nominees:
01) Donald J. Hayden, Jr.
02) A.N. “Jerry” Karabelas, Ph.D.
03) Daniel Tassé
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of our Board of Directors as the independent registered public accounting firm of the Company for the year ending December 31, 2017.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting and any adjournment or postponement thereof.
For address changes and/or comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E21121-TBD

REGENXBIO INC.

Annual Meeting of Stockholders

May 24, 2017

This Proxy Is Solicited on Behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Kenneth T. Mills and Patrick J. Christmas, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of REGENXBIO Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 24, 2017 at 9:00 a.m. Eastern Time, at 9714 Medical Center Drive, Rockville, Maryland 20850, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The proxies will vote in their discretion upon any and all other matters that may properly come before the meeting and any adjournment or postponement thereof.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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